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                                                                 August __,1999

Tucker Anthony Cleary Gull
One Beacon Street
Boston, Massachusetts 02108

Ryan, Beck & Co.
220 South Orange Avenue
Livingston, New Jersey 07039

                                                    Re: Westbank Capital Trust I

Ladies and Gentlemen:

               We have acted as special tax counsel to Westbank Corporation, a Massachusetts corporation (the "Corporation"), and Westbank Capital Trust I, a business trust formed under the Business Trust Act of the State of Delaware (the "Trust"), in connection with the Underwriting Agreement (the "Underwriting Agreement"), among you, as Underwriters, the Corporation and the Trust, relating to the offering of an aggregate of 1,700,000 of the Trust's Capital Securities, liquidation amount of $10.00 per capital security (the "Capital Securities"). In connection with the issuance of the Capital Securities, the Trust is also issuing Common Securities, liquidation amount of $10.00 per common security (the "Common Securities" and, together with the Capital Securities, the "Trust Securities").

               The Trust Securities are to be issued pursuant to the Amended and Restated Declaration of Trust (the "Declaration") among the Corporation, as Sponsor, Wilmington Trust Company, as Property Trustee and as Delaware Trustee, and Donald R. Chase, Gary L. Briggs and John M. Lilly (collectively, as the "Administrative Trustees"). The sole assets of the Trust will be the Junior Subordinated Deferrable Interest Debentures due 2029 (the "Junior Subordinated Debentures") of the Corporation issued pursuant to an indenture (the "Indenture"), between the Corporation and Wilmington Trust Company, as Debenture Trustee. Capitalized terms used and not defined herein shall have the respective meanings set forth in the Underwriting Agreement.

               In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement as filed by the Company and the Trust with the Securities and Exchange Commission on August 26, 1999, as amended (the "Registration Statement");
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                                                                         Page 2.

Tucker Anthony Cleary Gull
Ryan, Beck & Co.
August __, 1999

(ii) the certificate of trust of the Trust filed with the Secretary of State of the State of Delaware on August 25, 1999; (iii) the Declaration (including the designations of the terms of the Trust Securities annexed thereto); (iv) the form of certificates evidencing the Capital Securities and the Common Securities, in each case annexed to the Declaration; (v) the Underwriting Agreement; (vi) the Indenture and the form of certificate evidencing the Junior Subordinated Debentures annexed thereto; (vii) the Debenture Subscription Agreement between the Corporation and the Trust; (viii) the Common Securities Subscription Agreement between the Corporation and the Trust; (ix) the Capital Securities Guarantee Agreement between the Corporation as guarantor and Wilmington Trust Company for the benefit of the Holders of the Capital Securities; and (x) the Common Securities Guarantee Agreement by the Corporation as guarantor for the benefit of the Holders of the Common Securities. Furthermore, we have relied upon the letter of _______, 1999 from the Corporation to us containing certain representations and upon certain statements and representations made by officers of the Corporation and others. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

               In rendering the opinions expressed below, we have participated in the preparation of the Registration Statement. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by officers of the Corporation and others. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We also have assumed that the transactions related to the issuance of the Capital Securities, the Common Securities, and the Junior Subordinated Debentures will be consummated in the manner contemplated by the Registration Statement.

               In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

               Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law, as of the date hereof:

               (i) The Junior Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Corporation.

               (ii) The Trust will not be classified for United States federal income tax purposes as an association taxable as a corporation.
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                                                                         Page 3.

Tucker Anthony Cleary Gull
Ryan, Beck & Co.
August 25, 1999

               (iii) Although the discussion set forth in the prospectus included in the Registration Statement under the heading "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities, such discussion constitutes, in all material respects, a fair and accurate summary under current law of the material United States federal income tax consequences of the purchase, ownership and disposition of Capital Securities by a holder who purchases Capital Securities upon original issuance.

               For purposes of this letter, we do not express any opinion concerning any law other than the federal income tax law of the United States. Furthermore, our opinions are limited solely to the specific questions and conclusions set forth herein and we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Junior Subordinated Debentures, the Capital Securities, the Common Securities or of any transaction related to or contemplated by such issuance.

               This opinion is furnished to you solely for your benefit in connection with the offering of the Capital Securities and the Junior Subordinated Debentures and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference thereto under the heading "Certain Federal Income Tax Consequences" in the prospectus which is a part of the Registration Statement. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.


                                            Very truly yours,

                                            THACHER PROFFITT & WOOD

                                            By:
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